Exhibit 99.1

Epizyme Announces 2014 Financial Results and Provides Corporate Update

•	Reacquired global rights to EPZ-6438 from Eisai, gaining full control of development, manufacturing and commercialization outside of Japan

•	Data from ongoing Phase 1 dose escalation study of EPZ-6438 in B-cell non-Hodgkin lymphoma (NHL) and advanced solid tumors presented at EORTC-NCI-AACR Symposium; as of October 20, 2014 data cut-off:

•	Three of five evaluable diffuse large B-cell lymphoma (DLBCL) patients achieved a partial response or better, including one patient with a complete response

•	One of four evaluable follicular lymphoma patients achieved a partial response

•	One of two evaluable INI1-deficient solid tumor patients achieved a complete response; this patient had a malignant rhabdoid tumor (MRT)

•	Updates on Phase 1 dose escalation patients previously reported on at EORTC-NCI-AACR presented at Targeted Anticancer Therapies meeting on March 3, 2015:

•	Four of 10 evaluable NHL patients remain on study in dose escalation

•	Range of time on study for four NHL patients remaining on study: seven months to 14 months

•	MRT patient with complete response remains on study at nearly nine months

•	Fully enrolled 800 mg dose escalation expansion cohort (six patients) and on track to complete enrollment in 1600 mg cohort (five of six patients enrolled)

Cambridge, Mass., March 12, 2015 — Epizyme, Inc. (NASDAQ: EPZM), a clinical stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients, today reported business highlights and operating and financial results for 2014. In addition, the Company highlighted upcoming milestones.

“We made tremendous progress in 2014 and continued our pioneering work in epigenetic therapies. We are particularly excited by the safety profile, tolerability and durable responses we have seen with EPZ-6438 as a monotherapy in NHL patients and an MRT patient. Based on these impressive data in a broader patient population than originally anticipated, we approached our partner Eisai about acquiring broader rights to the drug,” said Robert Gould, Ph.D., President and Chief Executive Officer, Epizyme. “We believe that regaining full operational control of EPZ-6438 outside of Japan represents a game-changing milestone in our goal to build an independent, fully integrated oncology company. With the opportunity to lead global development of EPZ-6438 outside of Japan, we look forward to aggressively advancing the compound. We intend to initiate a five-arm Phase 2 study in NHL patients in Europe in the second quarter of this year, and studies in adult and pediatric INI1-deficient tumor patients in the second half of 2015. We also expect to present updated data from the completed Phase 1 dose escalation study in the middle of the year and new data from the ongoing Phase 1 dose expansion study before the end of the year. Additionally, we plan to provide an update on several new targets from our pipeline at the AACR annual meeting next month and to present data from the 54 mg/m2 dose expansion cohort of the Phase 1 study of EPZ-5676 in adult acute leukemia patients before the end of the year.”

“Epizyme has made significant strides in advancing as an independent oncology company,” said Andrew Singer, Executive Vice President and Chief Financial Officer, Epizyme. “We began 2014 with $123.6 million in cash and cash equivalents and ended the year with $190.1 million in cash and cash equivalents, which reflects the proceeds from our public offering in 2014 and collaborator non-equity funding. As we move forward, we will continue to evaluate our operating plan to ensure that we are carefully monitoring our spend and providing for appropriate capital to be devoted to the aggressive development of EPZ-6438.”

Upcoming Milestones

EPZ-6438:

•	Updated data from the Phase 1 dose escalation study in patients with B-cell lymphomas or advanced solid tumors to be disclosed at a medical meeting in mid-2015

•	Data from the Phase 1 expansion cohorts to be disclosed at a medical meeting before the end of 2015

•	Expected initiation of a five-arm Phase 2 clinical study in NHL patients in Europe in the second quarter of 2015

•	Expected initiation of a Phase 1 clinical study in pediatric INI1-deficient tumor patients in the second half of 2015

•	Expected initiation of a Phase 2 clinical study in adult INI1-deficient tumor patients in the second half of 2015

•	Data expected from the first two arms of the Phase 2 NHL study in mid-2016 (germinal center DLBCL with wild-type EZH2 and non-germinal center DLBCL)

EPZ-5676:

•	Data from the 54 mg/m2 expansion cohort in adult acute leukemia patients to be disclosed before the end of 2015

•	Expected completion of enrollment in Phase 1 study in pediatric acute leukemia patients in the second half of 2015

Pipeline:

•	Presentation of discovery research on pipeline HMT targets at AACR annual meeting in April 2015: CARM1, SETDB1, SMYD3 and PRMT6

2014 Financial Results

Collaboration Revenue: Collaboration revenue was $41.4 million in 2014, compared to $68.5 million in 2013. The decline in collaboration revenue in 2014 reflects a decline in milestone revenue, partially off-set by increased research and development services revenue.

R&D Expenses: Research and development expenses were $75.6 million, including non-cash expenses of $4.0 million, in 2014, compared to $57.6 million, including non-cash expenses of $1.7 million in 2013. The increase was largely driven by the expansion of Epizyme’s product platform and the advancement of the Company’s preclinical pipeline. Epizyme expects research and development expenses to increase significantly in 2015 as the Company assumes responsibility for the global development of EPZ-6438 outside of Japan.

G&A Expenses: General and administrative expenses were $20.9 million, including non-cash expenses of $3.6 million, in 2014, compared to $14.0 million, including non-cash expenses of $1.8 million, in 2013. The increase was largely driven by additional professional fees, insurance and other costs associated with public company operations as well as increased stock-based compensation expense, intellectual property-related legal services and other costs to support Epizyme’s growing organization.

Net Loss: Net loss was $55.0 million in 2014, compared to a net loss of $3.5 million in 2013.

Cash and Cash Equivalents: Cash and cash equivalents as of December 31, 2014, were $190.1 million, compared to $123.6 million as of December 31, 2013. The increase was driven by Epizyme’s follow-on public offering in February 2014, with $101 million in net proceeds, and collaborator non-equity funding of $53.2 million in 2014. The Company expects that these funds, together with expected research funding under the Company’s collaborations, will fund the Company through the first quarter of 2016 prior to including any potential future milestone payments.

Shares Outstanding: Shares outstanding as of December 31, 2014, were 34.4 million, following the sale of 3.7 million shares of common stock in the Company’s February 2014 follow-on public offering. Weighted average shares outstanding were 33.0 million for the year ended December 31, 2014.

Conference Call Information

Epizyme will host a conference call and live audio webcast today at 7:30 a.m. ET to discuss full year 2014 financial results and provide a corporate update, including the development plans for EPZ-6438. To participate in the conference call, please dial 1-877-844-6886 (domestic) or 1-970-315-0315 (international) and refer to conference ID 1428077. The live webcast can be accessed under “Events and Presentations” in the Investor Relations section of the Company’s website at www.epizyme.com.

The archived webcast will be available on the Company’s website beginning approximately two hours after the event.

About Epizyme, Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients. Epizyme has built a proprietary product platform that the Company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies or expansion of ongoing clinical studies, availability and timing of data from ongoing clinical studies, whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials, expectations for regulatory approvals, development progress of the Company’s companion diagnostics, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates or companion diagnostics and other factors discussed in the “Risk Factors” section of our Form 10-Q filed with the SEC on November 6, 2014, and in our other filings from time to time with the SEC, including our Form 10-K for the year ended December 31, 2014, that will be filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

EPIZYME, INC.

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	December 31,	December 31,
	2014	2013
Cash and cash equivalents	$190,095	$123,564
Total assets	199,203	162,988
Deferred revenue	23,151	46,872
Stockholders’ equity	160,282	104,313

EPIZYME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Collaboration revenue	$10,349	$36,317	$41,411	$68,482

Operating expenses:
Research and development	20,505	15,685	75,595	57,567
General and administrative	4,935	4,378	20,866	14,042

Total operating expenses	25,440	20,063	96,461	71,609
(Loss) income from operations	(15,091)	16,254	(55,050)	(3,127)

Other income (expense), net	47	25	154	(7)
Income tax (benefit) expense	(9)	349	109	349

Net (loss) income	$(15,035)	$15,930	$(55,005)	$(3,483)

Less: accretion of redeemable convertible preferred stock to redemption value	—	—	—	264
Less: income allocable to participating securities	—	4	—	—

(Loss) income allocable to common stockholders	$(15,035)	$15,926	$(55,005)	$(3,747)

(Loss) earnings per share allocable to common stockholders:
Basic	$(0.44)	$0.56	$(1.67)	$(0.22)
Diluted	$(0.44)	$0.52	$(1.67)	$(0.22)

Weighted average shares outstanding:
Basic	34,273	28,434	33,027	17,049
Diluted	34,273	30,901	33,027	17,049

Contact:

Investors/Media:

Manisha Pai

Epizyme, Inc.

Ph: (617) 229-7560

Email: mpai@epizyme.com

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